EXHIBIT 99.1
News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

CONTACT:
Fred Lash
Chief Financial Officer
908-766-5000

Investors: Tiernan Cavanna/Lanie Fladell
Media: Sean Leous
Financial Dynamics
212-850-5600

HOOPER HOLMES, INC. PROVIDES UPDATED THIRD QUARTER GUIDANCE,

ANNOUNCES THIRD QUARTER CONFERENCE CALL AND COMPLETES

STRATEGIC ACQUISITION

— Regular quarterly earnings conference call to be held on Tuesday October 28, 2003 at 9:30 a.m. Eastern Time —

— Acquisition of Medimax, —

BASKING RIDGE, N.J., October 13, 2003 — Hooper Holmes, Inc. (AMEX: HH) today provided earnings and updated revenue guidance in relation to the third quarter ended September 30, 2003.

For the third quarter, Hooper Holmes anticipates reporting revenues in the range of $72 to $74 million. While this represents an increase of 20% over the third quarter of last year, it is approximately 5% below the Company’s previous guidance for this quarter.

The majority of the shortfall is in the Company’s core Health Information Business Unit (HIBU). In addition, the Company’s Diversified Business Unit (DBU) revenues did not increase by the anticipated 10%; but remained consistent with the first two quarters of this year. As a result, although management has not previously provided specific third quarter earnings guidance, analysts’ earnings estimates of $0.07 to $0.08 per share will not be met. Instead, the Company anticipates that diluted earnings per share for the third quarter will likely be in the range of $0.04 to $0.05. Management believes that this lower earnings level is principally the result of the continued soft life insurance market, and to a significantly lesser extent, the higher than anticipated consolidation costs resulting from the opening of the Infolink call center in Kansas City and the negative impact of the blackout in the Northeast and Hurricane Isabel.

However, the Company’s overall business fundamentals remain solid with both the core Portamedic business and D&D Associates continuing to maintain market share. In addition, Infolink, Heritage

Labs, and Medicals Direct (all part of the HIBU) continue to post strong revenue growth and are on target to meet financial expectations.

Jim McNamee, Chairman and Chief Executive Officer, stated, “Despite generating units equal to the overall life insurance markets in the third quarter, our Portamedic business was adversely affected by lower application levels when compared to 2002. However, our ongoing strategic plan to expand our presence into complementary areas serving the insurance industry is on track and we are pleased to announce a strategic acquisition today.”

Hooper Holmes has acquired privately held Medimax, Inc., a provider of Independent Medical Examinations (IMEs) based in Fairless Hills, Pennsylvania. Medimax is the first strategic acquisition in the DBU outside the state of New York, giving the Company access to the IME markets in Pennsylvania and New Jersey.

Commenting on the transaction, Mr. McNamee added, “This acquisition is an important step in the implementation of our strategy to build our presence in the IME markets outside the state of New York and we will continue to actively pursue acquisition opportunities in states with no-fault automobile insurance programs.”

The Company is scheduled to release third quarter financial results before the open of the market on Tuesday, October 28, 2003. Jim McNamee, Chairman and Chief Executive Officer, and Fred Lash, Chief Financial Officer, will host a conference call to discuss the financial results and the outlook for the fourth quarter, which will be broadcast live over the Internet on Tuesday, October 28, 2003 at 9:30 a.m. Eastern Time. The broadcast will be hosted on the Company’s web site located at www.hooperholmes.com.

About Hooper Holmes, Inc.:

Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.

About Medimax, Inc.:

Medimax, Inc. provides independent medical examinations, peer reviews, and record reviews for insurance carriers, third party administrators, legal defense counsels, and self-insured and health/medical management companies. The Company is based in Fairless Hills, Pennsylvania, and has a nationwide network of board certified physicians representing all medical and surgical specialties.

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